Exhibit 99.1

Accelr8 and BD Sign Research and Licensing Option
Agreement for Commercializing Accelr8's
BACcel(a) Rapid Diagnostics Technology

DENVER, Colo., May 20, 2008 - Accelr8 Technology Corporation (AMEX: AXK) announced today that it has signed an agreement with BD (Becton, Dickinson and Company) with respect to Accelr8's BACcel(a) rapid pathogen diagnostics platform. Under the agreement, BD will fund a research program at Accelr8 through September 30, 2009. The research program includes mutually agreed milestones to support BD's product development planning. BD has the option, during or at the conclusion of the research program, to exclusively license Accelr8's intellectual property in the field of infectious diseases diagnostics. Accelr8 would retain the right to commercialize its technology for other applications.

The option, if exercised by BD, requires BD to pay an initial fee, as well as running royalties on covered products. The license further contains certain diligence requirements for BD to develop and commercialize such products. Under the license, BD will fund and conduct all product development, manufacturing, and marketing. This agreement follows a standstill agreement signed in December 2007. Since signing that agreement, Accelr8 placed research systems into two premier research institutions, Denver Health Medical Canter and Washington University in St. Louis (Barnes-Jewish Hospital). The two research centers have been conducting independent studies that confirm and extend Accelr8's internal research that the company presented at two leading scientific and medical conferences in 2007.

"We are very pleased to enter into a formal relationship with BD to develop what Accelr8 believes will be the next major advance in infectious diseases diagnostics," said David Howson, Accelr8's president. "As industry leader in clinical microbiology, BD brings the tremendous resources and experience needed to introduce this potentially game-changing innovation to hospitals globally."

"We also believe that this relationship offers our shareholders the best opportunity by avoiding the distraction, risk, and dilution of further fundraising," Howson continued. "The relationship assures that we can continue to focus on the core science and technology and collaborate with leading research institutions to build the case for clinical acceptance."

About Accelr8

Accelr8 Technology Corporation (www.accelr8.com) is a developer of innovative materials and instrumentation for advanced applications in medical instrumentation, basic research, drug discovery, and bio-detection. Accelr8 is developing a rapid pathogen analysis and diagnostic platform, the BACcel(a) system, based on its innovative surface coatings, assay processing, and detection technologies. In addition, Accelr8 licenses certain of its proprietary technology for use in applications outside of Accelr8's own products.